EXHIBIT 99.1




FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655

                AMERICAN BILTRITE REPORTS FIRST QUARTER RESULTS


WELLESLEY HILLS, MA, MAY 10, 2004 - American Biltrite Inc. (AMEX:ABL) reported today its results for the first quarter of 2004. Net sales for the three months ended March 31, 2004 were $99.4 million, down 2.5% from $101.9 million in the first quarter of 2003. The net loss for the three months ended March 31, 2004 was $2.0 million or $.59 per share compared with a net loss of $3.1 million or $.91 per share in the first quarter of 2003. The net loss from continuing operations in the first quarter of 2004 was $1.9 million, compared with a loss of $2.4 million in the first quarter of 2003.

Roger S. Marcus, Chairman of the Board, commented "Although our operations were not profitable in the first quarter, we benefited from cost reductions we instituted last year, particularly at Congoleum. Both Congoleum and the Tape division narrowed their losses versus last year. K&M, which had an exceptionally strong first quarter in 2003, returned to a more typical seasonal pattern this year, largely offsetting those improvements, and our Canadian division had a slightly greater loss."

                            AMERICAN BILTRITE INC.

            RESULTS FOR THE THREE MONTHS ENDED MARCH 31 (UNAUDITED)



                                                      2004                  2003
                                                 ---------------   -----------------
 Net sales                                          $99,407,000        $101,946,000
                                                 ===============   =================


Loss before other items                            $(1,899,000)       $(2,329,000)

Noncontrolling interests                                36,000            (77,000)
                                                 ---------------   -----------------
  Loss from continuing operations                   (1,863,000)        (2,406,000)

Discontinued operation                                (162,000)          (719,000)

Cumulative effect of accounting change
                                                 ---------------   -----------------
    Net loss                                       $(2,025,000)       $(3,125,000)
                                                 ===============   =================


Loss per common share from continuing
  operations, basic and diluted                         ($0.54)            ($0.70)

Discontinued operation                                   (0.05)             (0.21)
                                                 ---------------   -----------------
    Net loss per share, basic and diluted               ($0.59)            ($0.91)
                                                 ===============   =================

Weighted average number of common and
  equivalent shares outstanding                      3,441,551          3,441,551

